Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Reports First Quarter of Fiscal 2017 Financial Results

Santa Clara, Calif. (July 27, 2016) — Marvell (NASDAQ:MRVL), a world leader in storage, cloud infrastructure, Internet of Things (IoT), connectivity and multimedia semiconductor solutions, today reported financial results for the first quarter of fiscal year 2017, ended April 30, 2016.

Key First Quarter of Fiscal 2017 Highlights

¡	Revenue: Q1 FY 2017, $541 Million

¡	GAAP Net (Loss): Q1 FY 2017, ($23) Million

¡	GAAP Diluted (Loss) Per Share: Q1 FY 2017, ($0.04)

¡	Non-GAAP Net Income: Q1 FY 2017, $7 Million

¡	Non-GAAP Diluted EPS: Q1 FY 2017, $0.01

¡	Cash Flow from Operations: Q1 FY 2017, ($610) Million

¡	Cash and ST Investments: $1.6 Billion

Second Quarter of Fiscal 2017 Financial Outlook

Marvell’s financial outlook does not include the potential impact of future share repurchases, pending litigation matters, business combinations, asset acquisitions or other investments that may be completed after July 26, 2016.

¡	Revenue is expected to be in the range of $625 Million to $635 Million.

¡	GAAP and Non-GAAP Gross Margins are expected to be in the range of 52 percent to 54 percent.

¡	GAAP Operating Expenses are expected to be in the range of $307 Million to $317 Million. Non-GAAP Operating Expenses are expected to be in the range of $270 Million to $280 Million.

¡	GAAP Diluted EPS are expected to be in the range of $0.03 to $0.05. Non-GAAP Diluted EPS are expected to be in the range of $0.10 to $0.12.

First Quarter of Fiscal 2017 Summary

Revenues for the first quarter of fiscal 2017 were $541 million, down approximately 12 percent from $616 million in the fourth quarter of fiscal 2016, ended January 30, 2016, and down approximately 25 percent from $724 million in the first quarter of fiscal 2016, ended May 2, 2015.

In the first quarter of fiscal 2017, storage revenue declined 16 percent sequentially, reflecting lower HDD industry demand partially offset by growth in SSD. Networking revenue in the first quarter of fiscal 2017 grew 5 percent sequentially due to improved enterprise networking demand. Mobile and wireless revenue decreased 29 percent sequentially, mainly driven by the previously anticipated declines in revenue resulting from Marvell’s exit of the mobile handset business. Mobile handset revenues in the first quarter of 2017, fourth quarter, and first quarter of fiscal 2016 were $22 million, $69 million and $65 million, respectively. The Company anticipates mobile handset platform-related revenue to decline through fiscal year 2017 due to the restructuring actions announced on September 24, 2015.

GAAP net loss for the first quarter of fiscal 2017 was ($23) million, or ($0.04) per share (diluted) compared with a GAAP net income of $4 million, or $0.01 per share (diluted), for the fourth quarter of fiscal 2016, and GAAP net income of $14 million, or $0.03 per share (diluted), for the first quarter of fiscal 2016.

Non-GAAP net income for the first quarter of fiscal 2017 was $7 million, or $0.01 per share (diluted), which included adjustments of approximately $29 million including: $4 million for restructuring, of which $1 million was related to the mobile handset platform business, and $25 million for share-based compensation. By comparison, non-GAAP net income for the fourth quarter of fiscal 2016 was $55 million, or $0.11 per share (diluted), which included adjustments of $50 million including: $4 million for restructuring related to the mobile handset platform business, $32 million for share-based compensation, $4 million for litigation reserves and settlements, and $10 million for other items. Non-GAAP net income for the first quarter of fiscal 2016 was $71 million, or $0.13 per share (diluted), which included adjustments of $57 million including: $33 million for share-based compensation and $24 million for other items. Refer to the GAAP to Non-GAAP reconciliation table and related footnotes contained in this press release for more details.

Marvell reports net income, basic and diluted net income per share, in accordance with generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended April 30, 2016, January 30, 2016, and May 2, 2015, appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of share-based compensation, amortization and write-off of acquired intangible assets, acquisition-related costs, restructuring and other related charges, estimated litigation reserves and settlements, and certain expenses and benefits that are driven by discrete events that management does not consider to be directly related to Marvell’s core operating performance.

GAAP gross margin percentage for the first quarter of fiscal 2017 was 52.1 percent, compared to 50.9 percent for the fourth quarter of fiscal 2016 and 51.5 percent for the first quarter of fiscal 2016.

Non-GAAP gross margin percentage for the first quarter of fiscal 2017 was 52.5 percent, compared to 51.9 percent for the fourth quarter of fiscal 2016 and 51.6 percent for the first quarter of fiscal 2016. The sequential improvement in fourth quarter GAAP and Non-GAAP gross margin percentages was mainly due to a larger mix of higher margin networking sales and a smaller mix of lower margin mobile handset platform-related revenues compared to the prior quarter. Refer to the GAAP to Non-GAAP reconciliation table and related footnotes at the end of this press release for more details.

Operating expenses on a GAAP basis for the first quarter of fiscal 2017 were $311 million, unchanged from the fourth quarter of fiscal year 2016, and 14 percent lower compared to $360 million in the first quarter of fiscal 2016.

Non-GAAP operating expenses were $280 million in the first quarter compared to $267 million in the fourth quarter, a 5 percent increase, and $307 million in the first quarter of fiscal 2016, a 9 percent decline. Refer to the GAAP to Non-GAAP reconciliation table and related footnotes contained in this press release for more details.

GAAP and Non-GAAP operating expenses for the first quarter of fiscal 2017 and fourth quarter of fiscal year 2016 include $17 million and $11 million, respectively of legal and accounting fees related to the Audit Committee investigation, and the related shareholder litigation and investigations by the SEC and United States Attorney’s Office and other professional fees.

Shares used to compute GAAP net income per diluted share for the first quarter of fiscal 2017 were 509 million shares, compared with 509 million shares in the fourth quarter of fiscal 2016 and 527 million shares in the first quarter of fiscal 2016.

Shares used to compute non-GAAP net income per diluted share for the first quarter of fiscal 2017 were 522 million shares, compared with 519 million shares for the fourth quarter of fiscal 2016 and 535 million shares for the first quarter of fiscal 2016.

Net cash provided from operations for the first quarter of fiscal 2017 was ($610) million, compared to $53 million in the fourth quarter of fiscal 2016 and $59 million reported in the first quarter of fiscal 2016. Net cash provided from operations for the first quarter of fiscal 2017 reflects the $750 million payment related to the previously announced Carnegie Mellon University litigation settlement. Free cash flow for the first quarter of fiscal 2017 was ($625) million, compared to the $47 million in the fourth quarter of fiscal 2016 and the $44 million reported in the first quarter of fiscal 2016. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of technology licenses reported under investing and financing activities in the consolidated statement of cash flows.

Marvell made no share repurchases in the first quarter of fiscal 2017. Marvell paid a quarterly dividend of $0.06 per share on April 22, 2016 to all shareholders of record as of March 29, 2016.

The payment of future quarterly cash dividends on Marvell’s common shares is subject to, among other things, the best interests of the company and its shareholders, its results of operations, cash balances and future cash requirements, financial condition, developments in ongoing litigation, statutory requirements of Bermuda law, and other factors that the board of directors may deem relevant.

Update Regarding NASDAQ Compliance Plan

On May 3, 2016, Marvell announced that it had received written notification from Nasdaq that, following Marvell’s hearing before The Nasdaq Hearings Panel on April 14, 2016, it granted the Company an extension of time to September 6, 2016 to regain compliance with continued listing requirements. Until that time, shares of Marvell stock will remain listed on The Nasdaq Stock Market.

The filings of the Company’s Annual Report on Form 10-K for fiscal year 2016, ended January 30, 2016, and its Quarterly Reports on Form 10-Q for the second and third quarters of fiscal 2016, were completed on July 21, 2016. The preparation and filing of the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2017 ended April 30, 2016 has not yet been completed. The Company is working diligently to complete the preparation and filing of the Form 10-Q for the first quarter of 2017 as soon as practicable, at which time Marvell believes it will regain full compliance with Nasdaq continued listing requirements.

Conference Call

Marvell will conduct a conference call on Wednesday, July 27, 2016 at 1:45 p.m. Pacific Time to discuss results for the first quarter of fiscal year 2017. Interested parties may join the conference call by dialing 1-844-647-5488 or 1-615-247-0258, pass-code 54569096. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until August 27, 2016.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of share-based compensation expense, amortization and write-off of acquired intangible assets, acquisition-related costs, restructuring and other related charges, litigation settlement, and certain expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP diluted net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP diluted net income per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of share-based compensation expected to be incurred in future periods but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/anti-dilutive effects of common stock options and restricted stock units.

Marvell believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, financial measures calculated in accordance with GAAP. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance.

Externally, management believes that investors may find Marvell’s non-GAAP financial measures useful in their assessment of Marvell’s operating performance and the valuation of Marvell. Internally, Marvell’s non-GAAP financial measures are used in the following areas:

•	Management’s evaluation of Marvell’s operating performance;

•	Management’s establishment of internal operating budgets;

•	Management’s performance comparisons with internal forecasts and targeted business models; and

•	Management’s determination of the achievement and measurement of certain performance-based equity awards (adjustments may vary from award to award).

Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of Marvell’s business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Marvell’s results as reported under GAAP. Marvell expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from Marvell’s non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including: Marvell’s expectations regarding its second quarter of fiscal 2017 financial outlook; Marvell’s belief regarding the timing of its compliance with Nasdaq listing standards; and

Marvell’s use of non-GAAP financial measures as important supplemental information. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates,” “can,” “may,” “will,” “would” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, but not limited to: actions that may be taken by Marvell as a result of the Audit Committee’s investigation; adverse impacts of litigation or regulatory activities; Marvell’s ability to hire a permanent Chief Financial Officer and Chief Accounting Officer and Controller in a timely manner; Marvell’s ability to regain compliance with its SEC reporting obligations within the time of the exemption granted by NASDAQ; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s reliance on the hard disk drive and mobile and wireless markets, which are highly cyclical and intensely competitive; costs and liabilities relating to current and future litigation; Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner and the adoption of those products in the market; seasonality in sales of consumer devices in which Marvell’s products are incorporated; uncertainty in the worldwide economic conditions; risks associated with manufacturing and selling a majority of Marvell’s products and Marvell’s customers’ products outside of the United States; and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s latest Annual Report on Form 10-K for the fiscal year ended January 30, 2016 as filed with the SEC on July 21, 2016, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	April 30,	January 30,	May 2,
	2016	2016	2015
	(Preliminary)
Net revenue	$540,822	$616,158	$724,288
Cost of goods sold	259,210	302,610	351,153

Gross profit	281,612	313,548	373,135
Operating expenses:
Research and development	241,271	239,703	280,114
Selling and marketing	31,379	31,301	36,174
General and administrative	35,623	37,812	41,027
Amortization and write-off of acquired intangible assets	2,461	2,462	2,568

Total operating expenses	310,734	311,278	359,883

Operating income (loss)	(29,122)	2,270	13,252
Interest and other income, net	1,488	1,084	5,167

Income (loss) before income taxes	(27,634)	3,354	18,419
Provision (benefit) for income taxes	(4,955)	(846)	4,329

Net income (loss)	$(22,679)	$4,200	$14,090

Basic net income (loss) per share	$(0.04)	$0.01	$0.03

Diluted net income (loss) per share	$(0.04)	$0.01	$0.03

Shares used in computing basic earnings (loss) per share	508,794	506,352	516,228
Shares used in computing diluted earnings (loss) per share	508,794	508,590	527,167

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	April 30,	January 30,
	2016	2016
	(Preliminary)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$1,615,240	$2,282,749
Accounts receivable, net	280,658	323,300
Inventories	196,739	210,017
Prepaid expenses and other current assets	57,139	102,560

Total current assets	2,149,776	2,918,626
Property and equipment, net	283,584	299,540
Long-term investments	8,974	11,296
Goodwill and acquired intangible assets, net	2,045,009	2,047,955
Other non-current assets	169,778	164,710

Total assets	$4,657,121	$5,442,127

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$193,697	$180,372
Accrued liabilities	236,514	253,691
Carnegie Mellon University accrued litigation settlement	—	736,000
Deferred income	54,488	55,722

Total current liabilities	484,699	1,225,785
Other non-current liabilities	72,604	76,219

Total liabilities	557,303	1,302,004

Shareholders’ equity:
Common stock	1,022	1,015
Additional paid-in capital	3,038,732	3,028,921
Accumulated other comprehensive income	2,222	(795)
Retained earnings	1,057,842	1,110,982

Total shareholders’ equity	4,099,818	4,140,123

Total liabilities and shareholders’ equity	$4,657,121	$5,442,127

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	April 30,	May 2,
	2016	2015
	(Preliminary)
Cash flows from operating activities:
Net income (loss)	$(22,679)	$14,090
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,788	26,620
Share-based compensation	24,453	33,221
Amortization and write-off of acquired intangible assets	2,946	3,053
Non-cash restructuring and other related charges	896	573
Other non-cash expense, net	1,361	(561)
Excess tax benefits from share-based compensation	—	(18)
Changes in assets and liabilities:
Accounts receivable	42,642	27,141
Inventories	13,598	(31,318)
Prepaid expenses and other assets (a)	38,056	1,969
Accounts payable	19,922	17,125
Accrued liabilities and other non-current liabilities (a)	(758,502)	(11,576)
Accrued employee compensation	7,152	(14,424)
Deferred income	(1,234)	(7,027)

Net cash provided by (used in) operating activities	(609,601)	58,868
Cash flows from investing activities:
Purchases of available-for-sale securities	(93,365)	(392,900)
Sales and maturities of available-for-sale securities	316,310	247,495
Purchase of time deposits	(50,000)	—
Purchases of technology licenses	(4,050)	(3,606)
Purchases of property and equipment	(6,542)	(7,334)
Purchase of equipment previously leased	—	(10,240)

Net cash provided by (used in) investing activities	162,353	(166,585)
Cash flows from financing activities:
Repurchase of common stock (b)	—	(20,273)
Proceeds from employee stock plans	315	13,013
Minimum tax withholding paid on behalf of employees for net share settlement	(15,270)	(22,310)
Dividend payments to shareholders	(30,461)	(30,910)
Payments on technology license obligations	(5,294)	(4,067)
Excess tax benefits from share-based compensation	—	18

Net cash used in financing activities	(50,710)	(64,529)

Net increase (decrease) in cash and cash equivalents	(497,958)	(172,246)

Cash and cash equivalents at beginning of period	1,278,180	1,210,977

Cash and cash equivalents at end of period	$780,222	$1,038,731

(a)	In the three months ended April 30, 2016, the Company paid a total of $750.0 million to CMU in connection with the settlement agreement that was reached in February 2016. Of this settlement, the Company recognized a charge of $736.0 million in fiscal 2016. The remaining $14.0 million was recorded in prepaid expenses and other assets, to be recognized in cost of good sold over the remaining term of the license from February 2016 through April 2018. For further detail of the accounting for the settlement, see “Note 15 – Subsequent Events” in the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2016.

(b)	Marvell records all repurchases as well as investment purchases and sales, based on trade date in accordance with U.S. GAAP. Cash paid for repurchase of Marvell common shares includes a total of 1.4 million shares repurchased for $22.1 million in the first quarter of fiscal 2016, adjusted for repurchases of $1.8 million made within the final three days of the quarter that are accrued but not yet paid due to the standard settlement period that normally takes up to three days.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	April 30,	January 30,	May 2,
	2016	2016	2015
	(Preliminary)
GAAP net income (loss)	$(22,679)	$4,200	$14,090
Share-based compensation	24,453	32,419	33,221
Restructuring and other related charges (a)	4,441	4,396	592
Amortization and write-off of acquired intangible assets	2,946	2,947	3,493
Litigation matters (b)	100	3,791	(1,700)
Other (c)	(2,743)	6,754	21,382

Non-GAAP net income	$6,518	$54,507	$71,078

GAAP weighted average shares—diluted	508,794	508,590	527,167
Non-GAAP adjustment	13,569	9,978	7,993

Non-GAAP weighted average shares diluted (d)	522,363	518,568	535,160

GAAP diluted net income per share	$(0.04)	$0.01	$0.03

Non-GAAP diluted net income per share	$0.01	$0.11	$0.13

GAAP gross profit:	$281,612	$313,548	$373,135
Share-based compensation	1,802	1,862	1,547
Restructuring and other related charges (a)	—	7	—
Amortization of acquired intangible assets	485	485	925
Litigation matters (b)	—	3,711	(1,700)

Non-GAAP gross profit	$283,899	$319,613	$373,907

GAAP gross margin	52.1%	50.9%	51.5%
Share-based compensation	0.3%	0.3%	0.2%
Restructuring and other related charges (a)	0.0%	0.0%	0.0%
Amortization of acquired intangible assets	0.1%	0.1%	0.1%
Litigation matters (b)	0.0%	0.6%	-0.2%

Non-GAAP gross margin	52.5%	51.9%	51.6%

GAAP research and development:	$241,271	$239,703	$280,114
Share-based compensation	(24,396)	(23,630)	(24,781)
Restructuring and other related charges (a)	(813)	(3,703)	—
Other (c)	49	(3,485)	—

Non-GAAP research and development	$216,111	$208,885	$255,333

GAAP selling and marketing:	$31,379	$31,301	$36,174
Share-based compensation	(2,942)	(3,214)	(2,577)
Restructuring and other related charges (a)	1	(118)	—
Other (c)	(304)	(393)	—

Non-GAAP selling and marketing	$28,134	$27,576	$33,597

GAAP general and administrative:	$35,623	$37,812	$41,027
Share-based compensation	4,687	(3,713)	(4,316)
Restructuring and other related charges (a)	(3,629)	(568)	(592)
Litigation matters (b)	(100)	(80)	—
Other (c)	(886)	(2,876)	(18,302)

Non-GAAP general and administrative	$35,695	$30,575	$17,817

GAAP provision (benefit) for income taxes	$(4,955)	$(846)	$4,329
Other (c)	3,884	—	(3,080)

Non-GAAP provision (benefit) for income taxes	$(1,071)	$(846)	$1,249

(a)	Restructuring and other related charges include costs that qualify under U.S. GAAP as restructuring costs and other incremental charges that are a direct result of restructuring. For the three months ended April 30, 2016, such charges include $3.5 million for a remaining lease obligation and $0.9 million for the impairment of certain mobile-related equipment. For the three months ended January 30, 2016, such other related charges include $0.4 million for the impairment of certain leasehold improvements due to the restructuring of the mobile platform business, in addition to $4.0 million of restructuring charges, primarily for severance and facility-related costs. For the three months ended May 2, 2015, such charges includes $0.6 million for the impairment of equipment held for sale.

(b)	The amounts recorded represent charges recognized for pending litigation proceedings.

(c)	Other costs include a $3.9 million tax effect from restructuring charges within the income tax provision for the three months ended April 30, 2016. Other costs for each of the three months ended April 30, 2016 and January 30, 2016 include expenses related to retention bonuses offered to mobile employees expected to remain through the ramp down of certain operations. Other costs for the three months ended May 2, 2015 include a payment of $15.4 million to Dr. Sehat Surtardja, the Company’s former Chief Executive Officer, and its related tax effect on the income tax provision.

(d)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the potential benefits of share-based compensation costs expected to be incurred in future periods but not yet recognized in the financial statements.